EXHIBIT H


















                   COMPUTER ASSOCIATES INTERNATIONAL, INC.

                           401(K) RESTORATION PLAN






















                                           Effective
                                           March 31, 1994


                   COMPUTER ASSOCIATES INTERNATIONAL, INC.
                           401(K) RESTORATION PLAN


TABLE OF CONTENTS                                              PAGE

ARTICLE I - PURPOSE AND ESTABLISHMENT........................... 1
   1.1       Purpose............................................ 1
   1.2       Establishment...................................... 1

ARTICLE II - DEFINITIONS........................................ 1
   2.1       Beneficiary ....................................... 1
   2.2       Board.............................................. 2
   2.3       CASH Plan.......................................... 2
   2.4       Committee.......................................... 2
   2.5       Disability......................................... 2
   2.6       Effective Date..................................... 2
   2.7       Employer........................................... 2
   2.8       Employer Contributions............................. 2
   2.9       Excess Benefit Plan................................ 2
   2.10      Participant........................................ 2
   2.11      Plan............................................... 2
   2.12      Plan Year.......................................... 3
   2.13      Restoration Plan Account........................... 3

ARTICLE III - ELIGIBILITY AND PARTICIPATION..................... 3
   3.1       Eligibility........................................ 3
   3.2       Participation...................................... 3

ARTICLE IV - ESTABLISHMENT OF ACCOUNT........................... 4
   4.1       Restoration Plan Account........................... 4
   4.2       Vesting/Forfeiture of Benefits..................... 7

ARTICLE V - PAYMENT OF BENEFITS................................. 9
   5.1       Lump Sum Distribution.............................. 9
   5.2       Separateness of Plan and CASH Plan and
               Excess Benefit Plan..............................10
   5.3       Inapplicability of Retirement Equity Act
               of 1984..........................................10

ARTICLE VI - UNFUNDED NATURE OF PLAN............................10

ARTICLE VII - ADMINISTRATION; AMENDMENTS AND TERMINATION;
                  RIGHTS AGAINST THE EMPLOYER...................11
   7.1       Administration.....................................11
   7.2       Liability of Committee; Indemnification............12
   7.3       Amendment and/or Termination.......................12
   7.4       Rights Against the Employer........................12
   7.5       Expenses...........................................13

TABLE OF CONTENTS
   PAGE

ARTICLE VIII - GENERAL AND MISCELLANEOUS........................13
   8.1       Spendthrift Clause.................................13
   8.2       Severability.......................................13
   8.3       Construction.......................................14
   8.4       Governing Law......................................14
   8.5       Payment Due an Incompetent.........................14
   8.6       Taxes..............................................14

                   COMPUTER ASSOCIATES INTERNATIONAL, INC.
                           401(K) RESTORATION PLAN


                                  ARTICLE I
                          PURPOSE AND ESTABLISHMENT

   1.1 Purpose. Computer Associates International, Inc. ("the Employer") desires to establish an "unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees," within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), solely for the purpose of benefiting participants in the CASH Plan (as hereinafter defined) who are precluded from receiving a full allocation of Employer Contributions under the CASH Plan by the limitation on the compensation taken into account under such Plan, imposed by Section 401(a)(17) of the Internal Revenue Code of 1986 ("the Code"), as amended by the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93").
   1.2 Establishment. The Employer hereby establishes the Computer Associates International, Inc. 401(k) Restoration Plan, effective March 31,
1994.

                                 ARTICLE II
                                 DEFINITIONS

   2.1 Beneficiary means the person or persons whom the Participant has designated or, pursuant to the requirements of
Section 205 of ERISA and Section 401(a)(11) of the Code, is deemed to have designated, to receive a distribution from the CASH Plan, in the event of the Participant's death.

   2.2  Board means the Board of Directors of the Employer.
   2.3 CASH Plan means the Computer Associates Savings Harvest Plan, established and maintained by the Employer, as in effect from time to time.
   2.4 Committee means the CASH Plan Committee or any such other committee designated by the Board, which shall consist of at least three members.
   2.5 Disability shall have the meaning set forth in Section 1.1(5) of the CASH Plan and shall be determined pursuant to procedures established by the Committee.
   2.6  Effective Date means March 31, 1994.
   2.7  Employer means Computer Associates International, Inc.
   2.8 Employer Contributions means Employer Matching Contributions and Employer Discretionary Contributions as those terms are described in Sections 4.2 and 4.3, respectively, of the CASH Plan.
   2.9 Excess Benefit Plan means the Computer Associates International, Inc. 401(k) Excess Benefit Plan, established and maintained by the Employer, as in effect from time to time.
   2.10 Participant means an employee of the Employer who has satisfied the requirements of Article III hereof.
   2.11 Plan means the Computer Associates International, Inc. 401(k) Restoration Plan, as set forth in this document, and as it may be amended from time to time.

   2.12 Plan Year means the twelve consecutive month period commencing March 31, 1994 and ending March 30, 1995 and each successive twelve consecutive month period thereafter, each commencing on March 31st.
   2.13 Restoration Plan Account means the book reserve account established on behalf of a Participant in accordance with Section 4.1.

                                 ARTICLE III
                        ELIGIBILITY AND PARTICIPATION

   3.1 Eligibility. An employee of the Employer shall be eligible to become a Participant hereunder if (i) he is a participant in the CASH Plan and (ii) the amount of contributions allocable to his account under the CASH Plan, for any Plan Year beginning on or after March 31, 1994, is less than what would have been allocated to his account, if the limitation imposed by Section 401(a)(17) of the Code had not been in effect.
   3.2 Participation. An employee described in Section 3.1 shall become a Participant hereunder on the date as of which any amount is credited to his Restoration Plan Account in accordance with
Section 4.1. A Participant shall cease to participate in the Plan on the date that the balance of his Restoration Plan Account is reduced to zero as a result of a distribution pursuant to Section 5.1, a forfeiture pursuant to Section 4.2(a), or a combination of such distribution and such forfeiture.

                                 ARTICLE IV
                          ESTABLISHMENT OF ACCOUNT

   4.1  Restoration Plan Account.
        (a) For each Plan Year beginning on or after March 31, 1994, the Employer shall credit to the Restoration Plan Account established on behalf of each Participant an amount equal to the excess, if any, determined by subtracting item (ii) from item (i), where:
             (i)  equals the sum of:
                  (A) the amount of Employer Contributions that would have been allocated to the Participant's account under the CASH Plan for such Plan Year, if (1) the limitation imposed by Section 401(a)(17) of the Code on the amount of compensation taken into account under the CASH Plan had not been reduced by the amendment made to said Section by Section 13212 of OBRA 93, and (2) the rules of Section 414(q)(6) of the Code were inapplicable to determinations made under Section 401(a)(17) of the Code, plus
                  (B) the amount, if any, that would have been credited to the Participant's account under the Excess Benefit Plan for such Plan Year, in accordance with Section 4. 1 (a) thereof, if (1) the limitation imposed by Section 401

                       (a)(17) of the Code on the amount of
                       compensation taken into account under the CASH Plan had not been reduced by the amendment made to said Section by Section 13212 of OBRA 93 and (2) the rules of Section 414(q)(6) of the Code were inapplicable to determinations made under
                       Section 401 (a)(17) of the Code; and
                  (ii) equals the sum of:
                    (A)     the amount of Employer Contributions
                            allocated to the Participant's account
                            under the CASH Plan for such Plan Year,
                            plus
                    (B)     the amount, if any, credited to the
                            Participant's account under the Excess
                            Benefit Plan, in accordance with
                            Section 4.1(a) thereof, for such
                            Plan Year.
        (b) For the purpose of subsection (a), the limitation on the amount of compensation taken into account under the CASH Plan that would have been in effect for any Plan Year beginning on or after March 31, 1994, if Section 401(a)(17) of the Code had not been amended by Section 13212 of OBRA 93, shall be deemed to be equal to the product of:
             (i) $235,840, which amount was the amount in effect under Section 401(a)(17) of the Code for the Plan Year that began on March 31, 1993, and
             (ii) a fraction, the numerator of which shall be the
                  dollar limitation under Section 415(b)(1)(A) of the Code that became effective, pursuant to
                  Section 415(d) of the Code, as of the next preceding January 1, and the denominator of which shall be $115,641.
        (c)  The amount determined in accordance with subsection
(a) shall be credited to the Participant's Restoration Plan Account as of the last day of each Plan Year during the term of this Plan.
        (d) The Employer shall credit, as of the last day of each Plan Year, the Participant's Restoration Plan Account with an earnings credit equal to the amount of interest that would have been earned if the amount credited to such Restoration Plan Account as of the first day of such Plan Year had been invested in the Fidelity Retirement Money Market Portfolio Money Market Fund
(or any such comparable fund or investment to be selected by the Committee, from time to time, in its absolute discretion) during such Plan Year.
        (e) The Restoration Plan Account established hereunder for each Participant shall be maintained as a book reserve on the books of the Employer, and amounts credited thereto in accordance with this Section shall be added to such book reserve.
        (f) In addition to amounts credited in accordance with subsection (a), there shall be credited to a Participant's Restoration Plan Account, as of the Effective Date, an amount determined in accordance with subsection (a), but without regard to clause (a)(i)(A)(1) or (a)(i)(B)(1), with respect to the Plan Year of the CASH Plan that ended on March 30, 1994.
   4.2  Vesting/Forfeiture of Benefits.
        (a) Except as provided in paragraph (b) of this Section 4.2, a Participant shall become vested in his Restoration Plan Account in accordance with the vesting provisions set forth under
Article VI of the CASH Plan and applicable to the Participant's Employer Contribution Account thereunder.
If a Participant's employment with the Employer and all of its affiliates is terminated (whether such termination is initiated by the Participant, or the Employer or its affiliates, and without regard to the reason therefor) before a Participant is fully vested in his Employer Contribution account under the CASH Plan, said Participant or his Beneficiary shall be entitled to receive, in accordance with Article V of this Plan, that portion of his Restoration Plan Account (inclusive of deemed earnings thereunder) determined by multiplying the value of said Restoration Plan Account by the Participant's non-forfeitable percentage determined pursuant to Section 6.2 of the CASH Plan and any other applicable provisions of the CASH Plan. Notwithstanding any provision hereof the contrary, (i) in the event that the employment of a Participant is terminated for gross misconduct, then his non-forfeitable percentage, for purposes of this Plan, shall be reduced to zero and
(ii) in the event that at the time of a Participant's termination of employment there is an outstanding negative balance in the accounts maintained with respect to the Participant's compensation, then the amount of the non-forfeitable portion of his Restoration Plan Account shall be reduced by the excess of (A) the amount of any such outstanding negative balance over (B) the amount of the reduction imposed against the Participant's account under the Excess Benefit Plan in accordance with clause (ii) of the last sentence of Section
4.2(b) of the Excess Benefit Plan. The nonvested portion of the Participant's Restoration Plan Account, if any, shall be forfeited upon such termination date.
        (b) Upon termination of this Plan or a change of control of the Employer, the Participant shall become fully vested in his Restoration Plan Account. For purposes of this Agreement, the term "change in control" shall be deemed to occur (i) upon a merger or consolidation of the Employer and another entity pursuant to which the Employer or any affiliate controlled by the Employer is not the survivor, (ii) upon a sale of substantially all of the assets of the Employer to a non-affiliated entity, or (iii) if more than thirty (30%) percent of the aggregate voting power of all classes of outstanding securities of the Employer ordinarily entitled to vote in elections of directors shall be acquired (whether by direct purchase, exchange upon merger or otherwise) by another corporation or other person or Group without the prior consent (evidenced by a resolution adopted at a duly called meeting of the Board or by a written statement of action) of a majority of the Continuing Directors. For purposes of clause (iii) of this Section 4.2(b), the term "Group" shall mean persons who act in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the term "Continuing Director" shall mean (A) any member of the Board who was a member of the Board on March 31, 1994 who is entitled, if he or she so chooses in his or her absolute discretion, to remain a member of the Board throughout the period following any such acquisition of voting securities until the next Annual Meeting of Stockholders of the Employer or a special meeting in lieu thereof or (B) any member of the Board, while such person is a member of the Board, if such person's nomination or election to the Board was recommended or made by a majority of the Continuing Directors.

                                  ARTICLE V
                             PAYMENT OF BENEFITS

   5.1  Lump Sum Distribution
        (a) Payment of the Participant's vested Restoration Plan Account hereunder shall be made in the form of a lump sum to the Participant or his Beneficiary as soon as practicable after the Participant's employment with the Employer and any of its affiliates has been terminated for any reason. Payment to a Participant's Beneficiary shall be made only in the event of a Participant's death prior to his receipt of a distribution of his Restoration Plan Account.
   (b) Upon the (i) change of control as defined in Section 4.2(b) above or (ii) the termination of the Plan, the Participant's vested Restoration Plan Account shall be paid to the Participant in the form of a lump sum as soon as practicable subsequent to the occurrence of either of the aforesaid events.
   5.2 Separateness of Plan and CASH Plan and Excess Benefit Plan. Any benefit payable under the CASH Plan shall be determined solely in accordance with the terms and provisions thereof, and any benefit payable under the Excess Benefit Plan shall be determined solely in accordance with the terms and provisions thereof.
Nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the CASH
Plan or the Excess Benefit Plan.
   5.3 Inapplicability of Retirement Equity Act of 1984. Nothing contained in this Plan is intended to give or shall give any spouse or former spouse of a Participant or any other person any right to benefits under the Plan by virtue of Sections 401 (a)(11) and 417 of the Code or Section 205 of ERISA (relating to qualified pre-retirement survivor annuities and qualified joint and survivor annuities) or Sections 401(a)(13)(B) and 414(p) of the Code or
Section 206(d) of ERISA (relating to qualified domestic relations orders).

                                 ARTICLE VI
                           UNFUNDED NATURE OF PLAN

   The Plan is an "unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees," within the meaning of Section 301(a)(3) of ERISA. The Employer has established Restoration Plan Accounts on its books solely as a bookkeeping convenience, in order to account for the amounts earned by each Participant hereunder.

The Employer shall not be required to segregate any funds representing the Restoration Plan Accounts and nothing in this Plan shall be construed as providing for such segregation. In addition, the Employer shall not be deemed to be a Trustee for the Participants and their Beneficiaries with respect to any amounts deferred hereunder. The Participant, his Beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Plan shall rely solely on the unsecured promise of the Employer to make payments hereunder. Nothing herein shall be construed to give the Participant, his Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Employer or in which it may have any right, title or interest now or in the future; provided, however, that the Participant or any Beneficiary shall have the fight to enforce his claim against the Employer in the same manner as any unsecured creditor.

                                 ARTICLE VII
                       ADMINISTRATION; AMENDMENTS AND
                  TERMINATION; RIGHTS AGAINST THE EMPLOYER

   7.1 Administration. The Committee shall administer the Plan and shall have the full and absolute discretionary power and authority to construe and interpret the provisions of the Plan and to determine a Participant's eligibility for benefits hereunder. Any determination or decisions by the committee shall be conclusive and binding on all Participants, Beneficiaries and any other persons who at any time have, or claim to have, any interest whatsoever under this Plan.
   7.2 Liability of Committee; Indemnification. To the extent permitted by law, no member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless attributable to his own gross negligence or willful misconduct. The Employer shall indemnify the members of the Committee against any and all claims, losses, damages, and expenses, including any amounts paid in settlement with their approval, arising from their action or failure to act to the maximum extent required or permitted under the Delaware General Corporation Law as presently in effect and as hereafter amended from time to time.
   7.3 Amendment and/or Termination. The Committee, with the approval of the Board, shall have the right to amend or terminate this Plan at any time by resolution adopted by each of them. Any such amendment or termination shall become effective upon the date stated therein and shall be binding upon all Participants and Beneficiaries; provided, however, that no such amendment or termination shall reduce the amount of, or the vested interest in, the Restoration Plan Account of a Participant or Beneficiary hereunder as of the effective date of such amendment or termination.
   7.4 Rights Against the Employer. The establishment of this Plan shall not be construed as giving to any Participant, Beneficiary or any person whomsoever, any legal, equitable or other rights against the Employer, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Employer or in shares of Employer stock or giving any employee the right to be retained in the employment of Employer. All Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.
   7.5 Expenses. The cost of this Plan and the expenses of administering the Plan shall be borne by the Employer.

                                ARTICLE VIII
                          GENERAL AND MISCELLANEOUS

   8.1 Spendthrift Clause. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
   8.2 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been a part of this Plan.
   8.3 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.
   8.4 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware law unless superseded by federal law.
   8.5 Payment Due an Incompetent. If the Committee receives evidence that a Participant or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole discretion, direct the payment to any other person or trust which has been legally appointed by a court of competent jurisdiction or, in the event that no such person has been appointed, to any person whom the Committee, in its sole discretion, determines to be responsible for the care of the Participant or Beneficiary.
Payment to any person or trust in accordance with this Section will fully discharge the obligations of the Plan to such Participant or Beneficiary.
   8.6 Taxes. All amounts payable hereunder to any Participant or Beneficiary shall be reduced by any and all federal, state and local taxes imposed upon the Participant or Beneficiary which are required to be paid or withheld by Employer.


   IN WITNESS WHEREOF, the Employer, as authorized by its Board of Directors, has caused this Plan to be signed by its duly appointed officers as of the effective date set forth in Section 1.2 above.


ATTEST:                     COMPUTER ASSOCIATES INTERNATIONAL, INC.



/s/ Belden A. Frease   By: /s/ Peter Schwartz
- - --------------------       -----------------------------------
Secretary                   Title: